                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                            ROCKEFELLER CENTER PROPERTIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                        RICHARD M. SCARLATA
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        Common Stock
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        N/A
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT
MAY 24, 1994

(LOGO  ROCKEFELLER CENTER PROPERTIES, INC.)

(LOGO  ROCKEFELLER CENTER PROPERTIES, INC.)
1270 Avenue of the Americas
New York, N.Y. 10020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Rockefeller Center Properties, Inc.

          The 1994 Annual Meeting of Stockholders of Rockefeller Center Properties, Inc. ("RCPI") will be held at the Auditorium at The Equitable Center, 787 Seventh Avenue, New York City, on Tuesday May 24, 1994 at 9:30 a.m. Eastern Daylight Savings Time to:

          1. Elect two Directors, each for a term of three years expiring at the 1997 Annual Meeting of Stockholders.

          2. Ratify the appointment of independent auditors for the year 1994.

          3. Consider a stockholder's proposal relating to the elimination of the classification of the Board of Directors.

          4. Consider a stockholder's proposal relating to the adoption of cumulative voting.

          5. Transact such other business as may properly come before the meeting.

          The Board of Directors has fixed the close of business on April 11, 1994 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. Only stockholders of record at the close of business on that date are entitled to vote at the meeting.

          RCPI's management hopes that as many stockholders as possible will personally attend the meeting. If you plan to attend, please advise RCPI by checking the box provided on the enclosed proxy card and returning it to RCPI or otherwise providing written notice to the Secretary of RCPI of your intention to attend. Upon receipt of your proxy with the box checked or other written notice of your intention to attend, we will send you an admission card.

          WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE SUGGEST THAT YOU COMPLETE THE ENCLOSED PROXY CARD, SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. RETURNING THE PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE THE PROXY OR TO VOTE IN PERSON AT THE MEETING.

                                   By order of the Board of Directors,

                                   STEPHANIE LEGGETT YOUNG
                                     SECRETARY


New York, New York
April 20, 1994

(LOGO  ROCKEFELLER CENTER PROPERTIES, INC.)

                                                                  April 20, 1994
1270 Avenue of the Americas
New York, N.Y. 10020

                                 PROXY STATEMENT

GENERAL INFORMATION

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of Rockefeller Center Properties, Inc. ("RCPI") to be voted at its 1994 Annual Meeting of Stockholders on Tuesday, May 24, 1994 and at any adjournment or postponement thereof (the "1994 Annual Meeting").

     The Board requests that all stockholders complete the accompanying proxy card, and sign, date and return it in the accompanying envelope as promptly as possible. Since many stockholders will probably not be able to attend the 1994 Annual Meeting in person, it is necessary that a large number be represented by proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock of RCPI will be required to constitute a quorum for the transaction of business at the 1994 Annual Meeting. Abstentions and broker non-votes will be counted for the purposes of determining the presence or absence of a quorum. If a quorum is not present, the meeting will be adjourned to such time and place as the stockholders present may determine.

     Any stockholder who executes and returns the accompanying form of proxy may revoke it at any time prior to its exercise by giving to the Secretary of RCPI written notice of revocation prior to the 1994 Annual Meeting or by voting in person at the meeting. Any proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the stockholder with respect to the proxy items listed therein. If a choice is not made with respect to any item and authority to vote for any nominee for Director described under Item 1 - Election of Directors is not withheld, the proxy will be voted for the election of such nominee, in favor of Item 2 - Ratification of Appointment of Independent Auditors, against Item 3 - A Stockholder's Proposal Relating to the Elimination of the Classification of the Board of Directors and against Item 4 - A Stockholder's Proposal Relating to the Adoption of Cumulative Voting and, as to any other matters which may properly come before the 1994 Annual Meeting, in accordance with the best judgment of the persons named in the proxy.

     At April 11, 1994, the record date for the determination of stockholders entitled to notice of and to vote at the 1994 Annual Meeting, there were 38,260,704 shares of RCPI Common Stock outstanding, each of which is entitled to one vote at the 1994 Annual Meeting on all matters brought before such meeting. These shares were registered in the name of 12,913 stockholders.

     An affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is necessary for approval of each of the proxy items listed on the accompanying form of proxy and described below, other than the election of Directors. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and voted thereon is necessary for approval of the election as Directors of the nominees listed on the accompanying form of proxy and described below. Withheld votes and broker non-votes on the election of

Directors will have no effect on the outcome. Abstentions from voting on the ratification of the selection of the independent auditors and each of the stockholder proposals will have the same effect as a vote against such matter. Broker non-votes on such matters will not be counted and thus will have no impact on such matters.

     This Proxy Statement and the accompanying form of proxy are first being mailed on or about April 20, 1994.

ITEM 1 - ELECTION OF DIRECTORS

     The RCPI Restated Certificate of Incorporation, as amended (the "RCPI Charter"), provides for a Board of Directors that is divided into three classes of Directors with staggered three-year terms of office. At each annual meeting of the stockholders, a successor or successors to the class of Directors whose term then expires will be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of election. Messrs. Benjamin D. Holloway and William F. Murdoch, Jr. are the Directors whose terms expire at the 1994 Annual Meeting of Stockholders.

     It is the intention of the persons named in the accompanying form of proxy, unless otherwise instructed, to vote for the re-election and election of Mr. Holloway and Mr. Murdoch, respectively, who have agreed to stand for re-election and election, to hold office for a term of three years, expiring at the Annual Meeting of Stockholders in 1997, or until their successors have been elected and qualified. Mr. Holloway has been serving as a Director since the incorporation of RCPI on July 17, 1985; Mr. Murdoch has been serving as a Director since his election by the Board of Directors on February 17, 1994.

     If Mr. Holloway or Mr. Murdoch shall become unable to stand for election as a Director at the 1994 Annual Meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. Information is furnished below with respect to Mr. Holloway, Mr. Murdoch and each Director continuing in office.

                              NOMINEES FOR DIRECTOR

TERMS EXPIRING IN 1994.

     BENJAMIN D. HOLLOWAY, age 69, has been a Director since the incorporation of RCPI. Mr. Holloway is presently a financial consultant. From September 1988 to March 1990 he was Vice Chairman of The Equitable Life Assurance Society of the United States ("The Equitable"). From June 1987 to 1988, he was President and Chief Executive Officer of Equitable Investment Corporation, the holding company for the investment subsidiaries of The Equitable. From 1984 to 1987, he served as Chairman and Chief Executive Officer of Equitable Real Estate Group, Inc. He is also a Director of Alliance Capital Management Corporation.

     Mr. Holloway is a member of the Executive Committee and Compensation Committee and Chairman of the Audit Committee and Nominating Committee.

     WILLIAM F. MURDOCH, JR., age 63, has been a Director since his election by the remaining Directors on February 17, 1994, to fill the vacancy created by the resignation as Director on such date of Mr. Richard A. Voell. Mr. Murdoch has been Principal of Murdoch and Associates since 1990. Mr. Murdoch was previously President, Chief Executive Officer & Trustee of HRE Properties, a real estate investment trust, from 1974 to 1989. Mr. Murdoch is currently a Trustee of HRE Properties.

                         DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1995.

     PETER D. LINNEMAN, age 43, has been a Director since April 26, 1993. Dr. Linneman has been associated with The Wharton School of the University of Pennsylvania since 1979, where he is currently the Albert Sussman Professor of Real Estate, Finance and Public Policy. Dr. Linneman also serves as the Director of The Wharton Real Estate Center and Chairman of the Real Estate Unit. Dr. Linneman is a Director of Gables Residential Property Trust, Kranzco Realty Trust and Universal Health Realty Income Trust.

TERMS EXPIRING IN 1996.

     CLAUDE M. BALLARD, JR., age 64, has been Chairman of the Board since June 1992 and a Director since June 1987. Mr. Ballard has been a limited partner of Goldman, Sachs & Co. since December 1988. Prior to that he had been a general partner of Goldman, Sachs & Co. since 1981. Mr. Ballard is a Director of American Building Maintenance Industries, Inc., Bedford Property Investors Inc., CBL & Associates Properties, Inc., Mutual Life Insurance Company of New York and Taubman Centers Inc.

     Mr. Ballard is a member of the Audit Committee, Compensation Committee and Nominating Committee and Chairman of the Executive Committee.

     PETER G. PETERSON, age 67, has been a Director since the incorporation of RCPI. Mr. Peterson has been Chairman of The Blackstone Group, a private investment banking firm, since its founding in 1985. Mr. Peterson is a Director of Sony Corporation.

     Mr. Peterson is a member of the Audit Committee, Nominating Committee and Executive Committee and Chairman of the Compensation Committee.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During 1993, the Board of Directors held six meetings. During 1993, the Board had a standing Audit Committee consisting of Messrs. Ballard, Holloway, and Peterson, each of whom is not affiliated, directly or indirectly, with Rockefeller Group, Inc. ("RGI"). On April 26, 1993 the Board established three additional committees, and elected Messrs. Ballard, Holloway and Peterson to each of these committees. These committees are a Compensation Committee, a Nominating Committee, and an Executive Committee.

     The Audit Committee reviews audit plans and activities and financial controls, approves all significant fees for audit and nonaudit services provided by the independent auditors, and recommends to the Board the annual selection of independent auditors. The Audit Committee held two meetings during 1993.

     The Compensation Committee reviews compensation of the executive officers of RCPI and approves and periodically evaluates employee benefit plans of RCPI. The Compensation Committee held two meetings during 1993.

     The Nominating Committee was formed to recommend in appropriate cases (i) nominees for the Board of Directors as well as committees of the Board of Directors and (ii) executive officers of RCPI. The Nominating Committee also considers nominees for the Board of Directors recommended by stockholders. Stockholders wishing to submit recommendations should review the procedures summarized under "Stockholder Proposals" below. The Nominating Committee did not meet in 1993. Mr. Murdoch was nominated and elected by the vote of all of the Directors remaining in office after Mr. Voell's resignation.

     The Executive Committee meets to act on matters when the Board is not in session. The Executive Committee held two meetings during 1993.

     During his tenure on the Board in 1993, each incumbent director attended more than 75% of the aggregate of the total number of the meetings of the Board of Directors and of the meetings held by all committees of the Board of Directors on which he served.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of RCPI's Common Stock beneficially owned by Messrs. Holloway and Murdoch, each continuing Director and all Directors and officers of RCPI as a group, as of March 31, 1994. No Director, nominee for Director or officer of RCPI owns beneficially more than one percent of RCPI's outstanding Common Stock, and all officers and Directors as a group beneficially own approximately .1% of the outstanding Common Stock.


                                                            Number of
                                                            Shares
                                                            Beneficially
             Name                                           Owned(1)
             ----                                           --------

          Claude M. Ballard, Jr..................            43,900(2)
          Benjamin D. Holloway...................             3,430(3)
          Peter D. Linneman......................             1,000(4)
          William F. Murdoch, Jr.................             3,000
          Peter G. Peterson......................             1,000
          All Directors, officers and nominees for
          Director as a group (8 persons)........            54,373(2)(3)(4)(5)

______________
(1) The table lists beneficial ownership in accordance with the definitions contained in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. All shares listed are subject to the sole investment and voting power of the named beneficial owner, except as set forth in footnotes (2), (3), (4) and (5) below.


                                        4


(2) Includes 9,000 shares, held by a charitable institution, with respect to which Mr. Ballard has shared voting and investment powers but disclaims beneficial ownership.

(3) These shares are held by Mr. Holloway as a joint tenant with his spouse with whom he shares voting and investment powers.

(4) These shares are held by Dr. Linneman as a joint tenant with his spouse with whom he shares voting and investment powers.

(5) Includes 1,000 shares held by an officer's spouse. The officer has no voting or investment powers and disclaims beneficial ownership of such shares.


          Due to RCPI's error, Dr. Linneman's Form 3, Initial Statement of Beneficial Ownership, was not filed with the Securities and Exchange Commission within ten days of the month end (April 1993) in which he was elected to the Board of Directors, as required by Section 16 of the Securities Exchange Act of 1934. Such form was filed on August 12, 1993.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The Board of Directors knows of no beneficial owner of five percent or more of RCPI's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of RCPI.

                               EXECUTIVE OFFICERS

          Information concerning the executive officers of RCPI is set forth below:

          EDWARD P. FONTAINE, age 58, has been President of RCPI since March 1991 and Chief Executive Officer since June 1992. Mr. Fontaine had been Vice President, Treasurer and Chief Investment Officer of RGI from January 1991 to June 1993. From February 1990 to December 1990, he had been President and Chief Executive Officer of Ecoban Associates Limited. From 1978 to January 1990 he was Senior Vice President and Chief Financial Officer of Newmont Mining Corporation.

          RICHARD M. SCARLATA, age 51, has been Senior Vice President-Finance and Administration of RCPI since June 1992 and Treasurer since June 1993. He previously was Vice President of RCPI since March 1990 and Treasurer from March 1991 through June 1992. Mr. Scarlata had been Director-Financial Services Group of Cushman & Wakefield, Inc. and Managing Director of Cushman and Wakefield Realty Advisors, Inc. ("C&W Realty") from 1985 to June 1993.

          STEPHANIE LEGGETT YOUNG, age 35, has been Secretary of RCPI since June 1993 and Assistant Vice President of RCPI since March 1990. Ms. Young had been associated with C&W Realty from 1985 to June 1993, where she directed investor relations for RCPI.

          Each executive officer is appointed by the Board of Directors to serve at the pleasure of the Board for a term expiring at the Board meeting immediately following the annual meeting of stockholders held after his or her appointment and until his or her successor has been appointed and qualified.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors (the "Committee") is comprised of three Directors, none of whom is an employee of RCPI. The Committee reviews RCPI's executive compensation program and policies and determines the compensation of the officers of RCPI. Prior to June 1993, RCPI's officers were not compensated for their services to RCPI. Instead, the officers, who were then employed by RGI or an affiliate of RGI, received compensation from RGI or such affiliate of RGI solely for their services to RGI and its affiliates. Such arrangements between RCPI's executive officers and RGI and such affiliate were terminated in June 1993.

          The Committee's objective in setting the compensation of RCPI's officers is to provide an overall compensation package which is comparable to the level of compensation of executive officers of other mortgage REITs (including those whose stock performance is reflected in the peer group index set forth in the "Shareholder Return" graph contained in this Proxy Statement) and other real estate businesses of similar size and complexity. In this regard, the Committee considers not only the performance of RCPI relative to other mortgage REITs, but also the individual experience, performance and contributions of its officers in light of the long-term goals of RCPI.

          Currently, the officers of RCPI are compensated exclusively through base salary and customary employee benefits. The Committee has considered establishing short-and long-term incentive programs, but has determined that, in view of the fact that RCPI has only one principal asset, the Mortgage Loan, it would not be appropriate at this time to adopt additional components of senior executive compensation.

          The base salaries for Mr. Fontaine and RCPI's two other executive officers are, in the opinion of the Committee, consistent with competitive practices, their experience and the level of responsibility assigned to each officer. These base salaries are set forth in employment agreements executed in June 1993, which agreements do not mandate any future increases in such salaries. The employment agreement for Mr. Fontaine is described in this Proxy Statement under the caption "Employment Contracts."

          Given the current levels of compensation of RCPI's executive officers, the Committee has not had to consider the impact of the adoption of Section 162(m) of the Internal Revenue Code of 1986, as amended, which, generally, limits the deductibility of compensation in excess of $1 million paid in any year to a corporation's chief executive officer and four most highly compensated executive officers.

                                        The Compensation Committee

                                        PETER G. PETERSON, CHAIRMAN
                                        CLAUDE M. BALLARD, JR.
                                        BENJAMIN D. HOLLOWAY

                               SHAREHOLDER RETURN

          The following graph illustrates the performance of RCPI's Common Stock over a five-year period compared to the Standard & Poor's 500 Composite Stock-Price Index and the Mortgage REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The Mortgage REIT Index includes the 31 tax-qualified mortgage REITs which trade on the New York Stock Exchange, American Stock Exchange and NASDAQ; RCPI is a mortgage REIT. The graph assumes the investment of $100 on December 31, 1988, and the reinvestment of all dividends.

                     12-31-88  12-31-89  12-31-90  12-31-91  12-31-92  12-31-93
RCPI                      100    115.29    117.66    106.24     61.34     62.57
S & P 500                 100    131.59    127.49    166.17    178.81    196.75
NAREIT Mortgage           100      84.1     68.65      90.5     92.24    105.66



            REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS FOR 1993

          COMPENSATION OF EXECUTIVE OFFICERS.

                           SUMMARY COMPENSATION TABLE

          The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to RCPI for the fiscal year ended December 31, 1993 for the chief executive officer of RCPI. No other executive officers received salary and bonus of $100,000 or more in 1993.

                                           Annual Compensation
                               ----------------------------------------------


Name and Principal                                          Other Annual         All Other
Position                 Year(1)  Salary ($)   Bonus ($)    Compensation($)(2)   Compensation ($)(3)
- ------------------       -------  ----------   ---------    ------------------   -------------------
Edward P. Fontaine       1993     $175,000         0        $2,246               $4,097
   President and Chief   1992            0         0             0                    0
   Executive Officer     1991            0         0             0                    0

_____________
(1) Prior to June 1993, Mr. Fontaine was an officer of RGI and compensated by RGI.

(2) "Other Annual Compensation" consists of an amount reimbursed to Mr. Fontaine for the payment of certain taxes.

(3) "All Other Compensation" consists of $3,500 contributed by RCPI to the Rockefeller Group, Inc. Incentive Savings Plan (the "ISP"), which RCPI has adopted as a participating employer, for the benefit of Mr. Fontaine and a $597 payment for life insurance premiums for Mr. Fontaine.

          THE PENSION PLAN. RCPI has adopted the Retirement Income Plan for Salaried Employees of Rockefeller Group, Inc. (the "RIP") as a participating employer. The RIP is a defined benefit pension plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, officers and employees of RCPI become participants in the RIP six months after their employment commences.

          The following table illustrates the annual pension benefits payable to certain participants, including the Chief Executive Officer, under the RIP upon retirement in 1993 at age 65, based on the straight-life annuity form of benefit payment and not subject to deduction or offset for an employee's primary Social Security benefit.

                               PENSION PLAN TABLE


                                  Years of Service
                    -----------------------------------------------------------
Remuneration          15        20        25        30        35
- ------------          --        --        --        --        --

$125,000            $28,125   $37,500   $46,875   $56,250   $62,500
 150,000             33,750    45,000    56,250    67,500    75,000
 175,000             39,375    52,500    65,625    78,750    87,500
 200,000             45,000    60,000    75,000    90,000   100,000
 225,000             50,625    67,500    84,373   101,250   112,500
 250,000             53,064    70,752    88,440   106,128   117,920
 300,000             53,064    70,752    88,440   106,128   117,920
 350,000             53,064    70,752    88,440   106,128   117,920
 400,000             53,064    70,752    88,440   106,128   117,920


          The RIP provides for a monthly Retirement Insurance Benefit at age 65 equal to 1.5% of final salaried compensation multiplied by years of credited service up to a maximum of 30 years plus 1.0% of final salaried compensation multiplied by years of credited service over 30 years. Final salaried compensation is the average monthly total base salary, bonuses, overtime and commissions including all amounts contributed by RCPI to the ISP on behalf of the employee ("Salary", "Bonus", and the portion of "All Other Compensation" attributable to contributions to the ISP in the Summary Compensation Table) for the last 3 years of employment.

          All executive officers participate in the RIP. Outside directors of RCPI are not eligible to participate in the RIP. The years of credited service under the RIP as of December 31, 1993 for Mr. Fontaine was 3 years.

          EMPLOYMENT CONTRACTS. Mr. Fontaine entered into an employment agreement with RCPI that became effective June 3, 1993 that provides for annual base salary of $300,000 and for participation in RCPI's employee benefit plans, including life insurance, long-term disability, health and dental insurance, retirement plans and savings plans. The agreement provides for a term of employment that terminates upon the earliest to occur of (i) the executive's death or disability, (ii) the voluntary termination of employment, (iii) the termination of employment by RCPI for Cause (as defined in the agreement) and
(iv) the second anniversary of the date on which written notice is received by either party stating that the agreement shall terminate on the second anniversary of receipt of such notice.

          The employment agreement provides that (i) upon termination of employment by RCPI other than pursuant to the two-year notice described above or
(ii) a voluntary termination of employment by the executive within 90 days after the occurrence of a Change in Opportunity (as defined in the agreement), RCPI will (i) pay the executive annual base salary for two years from the date of such termination (the "severance period"), payable monthly, (ii) provide the executive and his family with continued participation during the severance period in health, dental, life and disability insurance, the ISP and the RIP, to the extent permitted by applicable law and the terms of such benefit plans, provided that if RCPI is not permitted for any reason to provide continued coverage under the RIP or other retirement plans in effect, then RCPI will pay the executive the economic equivalent thereof by way of a single lump-sum cash supplemental retirement benefit, and (iii) provide the executive with professional outplacement services and continued office and secretarial support during the severance period.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee consists of Messrs. Ballard, Holloway and Peterson. No officers of RCPI act as Directors.

          COMPENSATION OF DIRECTORS. All Directors who are not affiliated directly or indirectly with RGI are entitled to receive annual retainers of $25,000 for service on the Board. Each of RCPI's current Directors who was a Director in 1993 received $25,000 pursuant to the retainer arrangement in 1993 except for Dr. Linneman, who received $18,750 for the period he served as Director, April-December 1993. In addition, the Chairman of the Board of Directors, so long as that person is an Independent Director, will be paid a fee of $25,000 per year for services as Chairman in addition to regular fees for service as a Director. Mr. Ballard received $25,000 for his services as Chairman in 1993. Directors receive no other compensation from RCPI except as set forth below under "INDEMNIFICATION" and "REIMBURSEMENT."

          INDEMNIFICATION. The By-laws of RCPI provide that RCPI shall indemnify, to the extent permitted by applicable law, its Directors, officers, employees and agents against liabilities (including expenses, judgments, fines and settlements) incurred by them in connection with any actual or threatened action, suit or proceeding to which they are or may become parties and which arises out of their status as Directors, officers, employees or agents. RCPI maintains insurance which insures, within stated limits, the Directors and executive officers against these liabilities.

          REIMBURSEMENT. All Directors and executive officers are entitled to receive reimbursement from RCPI for travel and other expenses incurred in connection with their duties as Directors and executive officers of RCPI. During 1993 such reimbursements totalled $15,637.97.

                TRANSACTIONS WITH MANAGEMENT AND THEIR ASSOCIATES
                       AND CERTAIN BUSINESS RELATIONSHIPS

          RCPI has made a participating mortgage loan in the face amount of $1.3 billion (the "Loan") to two partnerships (collectively, the "Borrower"), secured by leasehold mortgages in the aggregate amount of approximately $44.8 million, which were assigned to RCPI, consolidated, spread and recorded as a first mortgage lien against most of the land and buildings known as Rockefeller Center (the "Property") and by an unrecorded mortgage covering the Property in the approximate amount of $1,255.2 million. If on December 31, 2000, RCPI does not exercise its option to convert the outstanding principal amount of the Loan into a 71.5% interest in the partnership which will then own the Property (the "Equity Option"), the Loan will mature on December 31, 2007. Prior to maturity, no amortization of principal is required. The principal amount of the Loan during RCPI's last fiscal year was $1.3 billion. The Loan bears interest at fixed annual rates escalating from 7.965% (for 1993) to 8.43% (for the year
2000). For each year through 2000 in which Gross Revenues (as defined) of the Property exceed $312.5 million, additional interest will accrue on the Loan in an amount equal to the sum of (i) 31.5% of such excess plus (ii) $42.95 million. As previously announced, RCPI does not currently anticipate that it will receive any such additional interest. After December 31, 2000, if RCPI does not exercise the Equity Option, the Loan will bear interest at a floating interest rate.

          Through June 2, 1993, C&W Realty, a Company affiliated with the Borrower through common ownership, managed the day to day operations and affairs of RCPI, monitored the Borrower's compliance with the various documents related to the Loan, managed RCPI's short term investments, maintained compliance with all pertinent local, state and Federal laws, and provided necessary administrative, record-keeping and secretarial services for RCPI. Fees paid to C&W Realty pursuant to the Administrative Services Agreement from January 1, 1993 to June 2, 1993 amounted to $476,000.

          In connection with its program to reinvest excess borrowings in a portfolio of high-grade securities, RCPI paid to RGI a fee of $129,143.84, for services provided by RGI in the administration of this program from January 1, 1993 to June 2, 1993.

          As of June 2, 1993, the Board of Directors terminated the Administrative Services Agreement between RCPI and C&W Realty and the agreement between RCPI and RGI relating to RCPI's convertible debenture repurchase program and the administration of RCPI's portfolio.

ITEM  2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young as the independent auditors of RCPI for the year 1994 and until their successors are selected. This firm has acted as such auditors for RCPI since RCPI's organization.

          Ernst & Young also serves as the independent auditors of the Borrower and RGI. The fees received by Ernst & Young from the Borrower and RGI and their affiliates for both auditing and nonauditing services during the years prior to 1994 totalled, and are during 1994 expected to total, substantially less than one percent of Ernst & Young's total revenues for such years.

          Representatives of Ernst & Young are expected to be present at the 1994 Annual Meeting. Such representatives will have the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.

          The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Ernst & Young as independent auditors for RCPI for the 1994 fiscal year. If this resolution is not adopted, the Board will reconsider its selection.

ITEM 3 - A STOCKHOLDER'S PROPOSAL RELATING TO THE ELIMINATION OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS

          A stockholder (Mrs. Evelyn Y. Davis whose address is the Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037) who on the record date was the owner of 300 shares of RCPI's Common Stock, has notified RCPI of her intention to present for action at the 1994 Annual Meeting the following resolution:

                   "RESOLVED: That the stockholders of Rockefeller Center Properties, Inc., recommend that the Board of Directors take the necessary steps to recommend to the stockholders of the Company that the Restated Certificate of Incorporation of the Company, as amended, be amended to require the ANNUAL election of ALL Directors of the Company."

          In support of this resolution, Mrs. Davis has submitted the following statement:

                   "REASONS: The great majority of New York Stock Exchange listed corporations elect all of their directors each year.

                   "This insures that ALL directors will be more accountable to ALL stockholders each year and to a certain extent prevents the self-perpetuation of the Board.

                   "Last year the owners of 8,864,718 shares representing approximately 43.4% of shares voting, voted FOR this proposal.

                   "If you AGREE, please mark your proxy FOR this resolution."

                     THE DIRECTORS' STATEMENT IN OPPOSITION

          As noted above under ITEM 1 - ELECTION OF DIRECTORS, the RCPI Charter provides for a Board of Directors divided into three classes with staggered three-year terms of office. This provision was in effect at the time of the initial public offering of RCPI's Common Stock, was described in RCPI's prospectus relating to that offering and has remained in effect since RCPI's initial public offering.

          The Board believes the provisions of the RCPI Charter establishing three-year staggered terms for its Board of Directors promote continuity and stability in RCPI's business, strategies, management and policies. In particular, the Board of Directors believes that a classified Board of Directors may permit RCPI to more effectively represent the interests of all of RCPI's stockholders in a variety of situations, including responding to the circumstances which might be created by demands or actions by a single stockholder or stockholder group than might be the case if the Board were not classified and a measure of continuity from year to year on the Board were not thereby assured. In this latter respect, the provisions of the RCPI Charter providing for a classified Board of Directors would, together with other provisions of the RCPI Charter and RCPI's By-laws, which have been in effect at all times since RCPI's initial public offering, enhance the ability of your Board to deal effectively, in the interests of all of RCPI's stockholders, with any possible unwelcome actions by any stockholder or stockholder group.

          The Board of Directors unanimously recommends a vote "AGAINST" this proposal.

ITEM 4 - A STOCKHOLDER'S PROPOSAL RELATING TO THE ADOPTION OF
       CUMULATIVE VOTING

          A stockholder (Mr. John J. Gilbert whose address is 1165 Park Avenue, New York, New York 10128-1210) who on the record date was the owner of 200 shares of RCPI's Common Stock, and who has informed RCPI that he represents an additional family interest of 200 shares, has notified RCPI of his intention to present for action at the 1994 Annual Meeting the following resolution:

                   "RESOLVED: That the stockholders of Rockefeller Center Properties, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

          In support of this resolution, Mr. Gilbert has submitted the following statement:

                   "REASONS: Continued strong support along the lines we suggest were shown at the last annual meeting when 30%, 3,299 owners of 5,103,720 shares, were cast in favor of this proposal. The vote against included 871,267 unmarked proxies.

                   "The continued cuts in dividends and the depreciation of the value of the stock make cumulative voting even more important.

                   "In spite of our differences, Chairman Claude M. Ballard, Jr. is to be complimented on conducting his first meeting beautifully.

                   "A law enacted in California provides that state pension holdings, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors. Also, twenty states still have it mandatory.

                   "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Thus, with many failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. There is no reason why this could not be done for corporations under the SEC and banking authorities.

                   "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe Rockefeller Center Properties should follow their example.

                   "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

                     THE DIRECTORS' STATEMENT IN OPPOSITION

          The Board of Directors does not believe that cumulative voting for the election of Directors would be in the interests of RCPI or its stockholders as a whole.

          The laws of most states, including those of Delaware, under whose laws RCPI was organized, contain no requirement for cumulative voting. In compliance with Delaware law, RCPI's By-laws have always provided that Directors are to be elected by a plurality of the votes cast by the stockholders at a meeting called for that purpose. Although under Delaware law the business and affairs of RCPI must be managed by or under the direction of its Board of Directors, the device of cumulative voting could have the effect of enabling a particular group of stockholders to elect a particular Director to represent the special interests of such group which might differ from those of RCPI or of the stockholders as a whole. Any adoption of this device could foster discord and partisanship among the Directors and tend to interfere with the effective administration of RCPI's affairs in the best interests of all of the stockholders.

          The Board of Directors believes that maintenance of the present system of electing Directors, whereby those Directors receiving a plurality of votes cast by the stockholders as a whole are elected, will best enable the Board to act for the benefit of RCPI and all of its stockholders.

          The Board of Directors unanimously recommends a vote "AGAINST" this proposal.

ITEM 5 - OTHER MATTERS

          The Directors know of no other matters to be brought before the 1994 Annual Meeting. If matters other than the foregoing should arise at the 1994 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon according to their best judgment.

                              STOCKHOLDER PROPOSALS

          RCPI welcomes comments or suggestions from its stockholders, including any recommendation stockholders may have as to future Directors of RCPI. In the event that a stockholder desires to have a proposal formally considered at the 1995 Annual Stockholders' Meeting, and included in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of RCPI on or before December 31, 1994. Stockholders wishing to suggest nominees for the Board's consideration for future elections should write to the Corporate Secretary, Rockefeller Center Properties, Inc., 1270 Avenue of the Americas, New York, New York 10020, stating in detail the proposed nominee's qualifications and other relevant biographical information and providing an indication of the proposed nominee's consent to accept nomination. RCPI's By-laws require that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Secretary of RCPI not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of RCPI entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.

                               PROXY SOLICITATION

          The costs of solicitation of the accompanying form of proxy are being borne by RCPI. In addition to the solicitation of proxies by mail, proxies may be solicited by D.F. King & Co., Inc. at a fee to RCPI not to exceed $7,500 plus out of pocket costs. Persons, such as brokers, nominees and fiduciaries, holding stock in their names for others will be requested to forward proxy material to the beneficial owners of shares held of record by them and will be reimbursed by RCPI for their expenses in so doing.

                      INFORMATION AVAILABLE TO STOCKHOLDERS

          The Annual Report to Stockholders for 1993, which includes financial statements, has been mailed or previously delivered to stockholders and does not form a part of the material for the solicitation of proxies. If you have not received the Annual Report, please write or call the Investor Relations Department of RCPI, 1270 Avenue of the Americas, New York, New York 10020, telephone number (212) 698-1440 and a copy will be forwarded to you.

          Please complete, sign, and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed, postage-paid return envelope.

                                   By order of the Board of Directors,

                                   STEPHANIE LEGGETT YOUNG
                                     SECRETARY

ROCKEFELLER CENTER PROPERTIES, INC.
1270 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10020

Proxy for Annual Meeting of Stockholders
May 24, 1994

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephanie Leggett Young and Richard M.
Scarlata, jointly and severally, proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side of this card, all shares of the Common Stock of the Company the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 1994, or at any adjournment thereof. The proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on the reverse side)

Please mark your votes
as this

The shares represented by this proxy will be voted as directed by the stockholder. Where no voting instructions are given, the shares represented by this Proxy will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.

- --------
Common

- --------
D.R.S.

RCPI's Directors Recommend a Vote "FOR"
Items 1 and 2.

Item 1 - ELECTION OF DIRECTORS, for a term of three years expiring at the 1997 Annual Meeting of Stockholders. Nominees: Benjamin D. Holloway and William F. Murdoch, Jr.

FOR           WITHHELD FOR
            BOTH MR. HOLLOWAY
             AND MR. MURDOCH

To withhold your vote for any individual Nominee, print that Nominee's name on the line below.

- -------------------------------------------------

Item 2 - Ratification of the appointment of Ernst & Young as Independent Auditors for the year 1994.

FOR           AGAINST        ABSTAIN

RCPI's Directors Recommend a Vote
"AGAINST" Items 3 and 4.

Item 3 - Stockholder's proposal relating to the elimination of the classification of the Board of Directors.

FOR           AGAINST        ABSTAIN

Item 4 - Stockholder's proposal relating to the adoption of cumulative voting.

FOR           AGAINST        ABSTAIN

If you plan to attend the Annual Meeting, please check this box and an admission card will be sent to you.

COMMENTS/ADDRESS CHANGE
Please mark this box if you have written comments/address change on the reverse side.

Signature(s)
            ---------------------------------------------------------

Date
    ---------------------------------------------

Please mark, date and sign as your name appears opposite and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign full corporate name.